Exhibit 10.32

LOAN AGREEMENT

Dated as of July 2, 2012

by and between

GLENVUE H&R PROPERTY HOLDINGS, LLC,

a Georgia limited liability company,

as Borrower

and

THE PRIVATEBANK AND TRUST COMPANY,

an Illinois banking corporation,

as Lender

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7.17.	Concerning Operator	28
7.18.	Capital Expenditures Reserve Account	28
7.19.	Security Interest Matters	29
7.20.	Further Assurance	29

ARTICLE 8 CASUALTIES AND CONDEMNATION		29
8.1.	Application of Insurance Proceeds and Condemnation Awards	29

ARTICLE 9 ASSIGNMENTS, SALE AND ENCUMBRANCES		29
9.1.	Lender’s Right to Assign	29
9.2.	Prohibition of Assignments and Encumbrances by Borrower	29

ARTICLE 10 EVENTS OF DEFAULT BY BORROWER		30
10.1.	Event of Default Defined	30

ARTICLE 11 LENDER’S REMEDIES UPON EVENT OF DEFAULT		32
11.1.	Remedies Conferred upon Lender	32
11.2.	Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances	33
11.3.	Attorneys’ Fees	33
11.4.	No Waiver	34
11.5.	Default Rate	34

ARTICLE 12 MISCELLANEOUS		34
12.1.	Time is of the Essence	34
12.2	Concerning the Operator Loan Documents	35
12.3.	Lender’s Determination of Facts; Lender Approvals and Consents	36
12.4.	Prior Agreements; No Reliance; Modifications	36
12.5.	Disclaimer by Lender	36
12.6.	Loan Expenses; Indemnification	37
12.7.	Captions	37
12.8.	Inconsistent Terms and Partial Invalidity	37
12.9.	Gender and Number	37
12.10.	Notices	38
12.11.	Effect of Agreement	38
12.12.	Construction	38
12.13.	Governing Law	38
12.14.	Litigation Provisions	38
12.15.	Counterparts; Electronic Signatures	39
12.16.	Customer Identification-USA Patriot Act Notice; OFAC and Bank Secrecy Act	39

EXHIBITS
EXHIBIT A	-	THE LAND
EXHIBIT B	-	PERMITTED EXCEPTIONS
EXHIBIT C	-	DIRECT AND INDIRECT OWNERSHIP OF BORROWER
EXHIBIT D	-	INSURANCE REQUIREMENTS

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of July 2, 2012 (this “Agreement”), is executed by and between GLENVUE H&R PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (“Lender”).

RECITALS

A.            Borrower has contracted to purchase the property described in Exhibit A attached hereto and the building located thereon, which is designed to be used as a skilled nursing facility (collectively, the “Project”).

B.            Borrower has applied to Lender for the Loan (as hereinafter defined) to provide mortgage financing for the Project, and Lender is willing to make the Loan upon the terms and conditions hereinafter set forth.

AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

INCORPORATION AND DEFINITIONS

1.1           Incorporation and Definitions.  The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement.  The following terms shall have the following meanings in this Agreement:

AdCare:  AdCare Health Systems, Inc., an Ohio corporation.

Affiliate:  As to a person or entity, any other person or entity which, directly or indirectly, Controls, is Controlled by or is under common Control with such first person or entity.

Agreement:  This Loan Agreement by and between Borrower and Lender.

Assignment of Rents:  As defined in Section 4.1 hereof.

Bank Product Agreements:  Those certain cash management service agreements entered into from time to time between Borrower and Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations:  All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower pursuant to the Bank Product Agreements.

Bank Products:  Any service or facility extended to Borrower by Lender or its Affiliates, including, without limitation, (i) deposit accounts, (ii) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (iii) debit cards, and (iv) Hedging Agreements.

Borrower:  Glenvue H&R Property Holdings, LLC, a Georgia limited liability company.

Capital Expenditures Reserve Account:  The account so designated that is created in Section 7.18 of this Agreement.

Capital Lease:  With respect to any party, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such party, as lessee, that is or should be recorded as a “capital lease” on the financial statements of such party prepared in accordance with GAAP.

Capitalized Lease Obligations:  With respect to any party, all rental obligations of such party as lessee under a Capital Lease which are or will be required to be capitalized on the books of such party.

Code:  The Uniform Commercial Code of the State of Illinois as from time to time in effect; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Loan Documents relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Control:  Possession by a person or an entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether by contract, ownership of voting securities, membership or partnership interests or otherwise.

Debt Service:  With respect to any party, for any period, the sum of (i) Interest Charges, plus (ii) all principal payable to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (iii) the portion of Capitalized Lease Obligations with respect to that period that should be treated as principal in accordance with GAAP.

Declarations:  Any documents containing covenants, conditions, restrictions, easements, operating agreements or the like, which benefit or burden the Land, or both, whether or not recorded.

Deed to Secure Debt:  As defined in Section 4.1 hereof.

Default:  When used in reference to this Agreement or any other document, or in reference to any provision of or obligation under this Agreement or any other document, the occurrence of an event or the existence of a condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under this Agreement or such other document, as the case may be.

Default Rate:  As defined in the Note.

Depreciation:  With respect to any party, for any period, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on such party’s financial statements for such period and determined in accordance with GAAP.

Distribution:  In the case of any entity with respect to which the term is used, any of the following: (i) any dividend or distribution of money or property to any owner of a direct or indirect interest in such entity (each a “Principal”) or to any Affiliate of any Principal, (ii) any loan or advance to any Principal or to any Affiliate of any Principal, (iii) any payment of principal or interest on any indebtedness due to any Principal or to any Affiliate of any Principal, and (iv) any payment of any fees or other compensation to any Principal or to any Affiliate of any Principal.

EBITDA:  With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation.

EBITDAR:  With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) Rental Expense.

Employee Plan:  Any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of Borrower or Operator described from time to time in its financial statements, and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or multi-employer plan, maintained or administered by Borrower or Operator or to which Borrower or Operator is a party, or under which Borrower or Operator may have any liability, or by which Borrower or Operator may be bound.

Environmental Indemnity:  As defined in Section 4.1 hereof.

Environmental Laws:  As defined in the Environmental Indemnity.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

Event of Default:  The following: (i) when used in reference to this Agreement, one or more of the events or occurrences referred to in Section 10.1 of this Agreement; and (ii) when used in reference to any other document, a default or event of default under such document that has continued after the giving of any applicable notice and the expiration of any applicable grace or cure periods.

Facility:  A skilled nursing facility containing 134 active beds (licensed for 160 beds) known as Glenvue Health and Rehabilitation Center, 721 North Veterans Boulevard, Glennville, Georgia, which is operated by Operator in the Project.

GAAP:  Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

Gross Revenues:  All income and receipts from all sources, including, without limitation, with respect to the Project, and in the case of the Project, including, without limitation, all base rent, additional rent, security deposits and other amounts paid by tenants of the Project.

Guarantors:  Operator and AdCare.

Guaranty:  As defined in Section 4.1 hereof.

Hazardous Substance:  As defined in the Environmental Indemnity.

Hedging Agreements:  The following: (i) any ISDA Master Agreement between Borrower and Lender or any other provider, (ii) any Schedule to Master Agreement between Borrower and Lender or any other provider, and (iii) all other agreements entered into from time to time by Borrower and Lender or any other provider relating to Hedging Transactions.

Hedging Transaction:  Any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender or any other provider which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Interest Charges:  With respect to any party, for any period, the sum of: (i) all interest, charges and related expenses payable with respect to that period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (ii) the portion of Capitalized Lease Obligations with respect to that period that should be treated as interest in accordance with GAAP, plus (iii) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

Land:  That certain parcel or parcels of real estate legally described in Exhibit A to this Agreement, together with all improvements presently located thereon and all easements and other rights appurtenant thereto.

Lease:  The Facility Lease dated as of June 19, 2012, by and between Borrower, as Landlord, and Operator, as Tenant.

Legal Requirements:  As to any person or party, the organizational and governing documents of such person or party, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or party or any of its property or to which such person or party or any of its property is subject.

Lender:  The PrivateBank and Trust Company, an Illinois banking corporation.

Loan:  The loan to be made pursuant to this Agreement.

Loan Amount:  $6,600,000.

Loan Documents:  This Agreement, the documents specified in Article 4 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loan, and any Bank Product Agreements to which Lender or any of its Affiliates is a party, including, without limitation, any Hedging Agreements to which Lender is a party.

Loan Expenses:  All interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to, (i) interest due on the Loan and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii) all fees and disbursements of architects, engineers and consultants engaged by Borrower and Lender; (iv) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (v) all appraisal fees; (vi) all title, casualty, liability, payment, performance or other insurance or bond premiums; (vii) the cost of a real estate tax monitoring service; (viii) all reasonable fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the origination, negotiation, document preparation, consummation, enforcement or administration of this Agreement or any of the Loan Documents; and (ix) any amounts required to be paid by Borrower under this Agreement, the Deed to Secure Debt or any Loan Document after the occurrence of an Event of Default under this Agreement or any of the other Loan Documents.

Loan Opening:  The first disbursement of Loan Proceeds.

Loan Proceeds:  All amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

Maturity Date:  July 2, 2014.

Net Income:  With respect to any party, for any period, the net income (or loss) of such party for such period as determined in accordance with GAAP, excluding any gains from dispositions of assets, any extraordinary gains and any gains from discontinued operations.

Note:  As defined in Section 4.1 hereof.

Old Operator:  Evans Memorial Hospital Inc., a Georgia corporation.

Operations Transfer Agreement:  The Operations Transfer Agreement dated as of April 3, 2012, by and between Old Operator and Operator, as assignee.

Operator:  Glenvue H&R Nursing, LLC, a Georgia limited liability company.

Operator Loan:  Any future loan by Lender to Operator, whether to Operator alone or to Operator and other borrowers.

Operator Loan Documents:  All documents at any time evidencing or securing any Operator Loan, and all as heretofore and hereafter modified, amended, restated, increased, renewed and extended.

Permitted Exceptions:  The title exceptions specified in Exhibit B hereto, together with such additional exceptions as may be permitted by the express terms of this Agreement or any of the other Loan Documents.

Permitted Substance:  As defined in the Environmental Indemnity.

Prohibited Transfer:  As defined in Section 7.12 hereof.

Project:  The Land and the building and other improvements located on the Land.

Rental Expense:  With respect to any party, for any period, the rental expense for real estate leased by such party as lessee for such period as determined in accordance with GAAP.

Rental Income:  With respect to any party, for any period, the rental income for real estate leased by such party as lessor for such period, minus the operating expenses of such real estate for such period, all as determined in accordance with GAAP.

Required Loan Opening Date:  July 2, 2012.

Signing Entity:  Each entity (other than Borrower itself) that appears in the signature block of Borrower in this Agreement, if any.

State:  The state in which the Project is located.

Title Insurance Company:  Chicago Title Insurance Company.

Title Insurance Policy:  As defined in Section 5.1 hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties.  To induce Lender to execute and perform this Agreement, Borrower hereby represents, covenants and warrants to Lender as follows:

(a)           At the Loan Opening and at all times thereafter until the Loan is paid in full, Borrower will have good and merchantable fee simple title to the Land, subject only to the Permitted Exceptions.  Borrower has legal power and authority to encumber and convey the Project.  The Declarations are in full force and effect and have not been modified or amended.  No Default or Event of Default under the Declarations on the part of Borrower has occurred and is continuing.

(b)           Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia.  Borrower has full power and authority to conduct its business as presently conducted, to own and operate the Project, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents, all of which has been duly authorized by all necessary Legal Requirements applicable to Borrower.  Each Signing Entity is duly organized, validly existing and in good standing under the laws of the State in which it is organized, has full power and authority to conduct its business as presently conducted and to execute this Agreement and the other Loan Documents to which Borrower is a party in the capacity shown in the signature block of Borrower contained in this Agreement, and such execution has been duly authorized by all necessary Legal Requirements applicable to such Signing Entity.  Neither Borrower nor any Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of Borrower or any Guarantor.  The direct and indirect ownership of Borrower and Operator is as shown in Exhibit C attached to this Agreement.

(c)           Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia.  Operator has full power and authority to conduct its business as presently conducted, to lease the Project from Borrower and operate the Facility, and to enter into and to perform the Guaranty and the other Loan Documents to which it is a party and to perform all of its duties and obligations thereunder, all of which has been duly authorized by all necessary Legal Requirements applicable to Operator.

(d)           AdCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  AdCare has full power and authority to conduct its business as presently conducted and to enter into and to perform the Guaranty and the other Loan Documents to which it is a party and to perform all of its duties and obligations thereunder, all of which has been duly authorized by all necessary Legal Requirements applicable to AdCare.

(e)                                  Borrower and each Guarantor is able to pay its or his debts as such debts become due, and each has capital sufficient to carry on its or his respective present businesses and transactions and all businesses and transactions in which it or he is about to engage.  Neither Borrower nor any Guarantor (i) is bankrupt or insolvent, (ii) has made an assignment for the benefit of its or his respective creditors, (iii) has had a trustee or receiver appointed, (iv) has had any bankruptcy, reorganization or insolvency proceedings instituted by or against it or him, or (v) shall be rendered insolvent by its or his execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.  There is no Uniform Commercial Code financing statement on file that names Borrower or any Guarantor as debtor and covers any of the collateral for the Loan, and there is no judgment or tax lien outstanding against Borrower or any Guarantor.

(f)                                    This Agreement, the Note, the Deed to Secure Debt, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower or any Guarantor in connection with the Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); and no basis exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan; and enforcement of this Agreement and the Loan Documents is subject to no defenses of any kind.

(g)                                 The execution, delivery and performance of this Agreement, the Note, the Deed to Secure Debt, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower or any Guarantor pursuant to this Agreement or in connection with the Loan and the use and occupancy of the Project will not:  (i) violate any Legal Requirements applicable to Borrower or any Signing Entity, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower, any Guarantor or any Signing Entity is a party or by which any of them may be bound.  Neither Borrower, any Guarantor nor any Signing Entity is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower or any Guarantor of its or his obligations pursuant to and as contemplated by the terms and provisions of this Agreement or the other Loan Documents.

(h)                                 No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding, or threatened litigation or proceeding or basis therefor, exists which could (i) adversely affect the validity or priority of the liens and security interests granted Lender under the Loan Documents; (ii) materially adversely affect the ability of Borrower or any Guarantor to perform their obligations under the Loan Documents; or (iii) constitute a Default or Event of Default under this Agreement or any of the other Loan Documents.

(i)                                     It is a condition of this Agreement and the Loan that the Project and the use and occupancy of the Project do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any Declarations, and if a third-party is required under any Declarations or other documents, to consent to use or operation of the Project, Borrower has obtained such approval from such party, and to the best of Borrower’s knowledge, such condition is satisfied.  In addition, and without limiting the foregoing, Borrower shall (i) ensure that no person or entity which owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended.

(j)                                     Each of the following is a condition of this Agreement and the Loan:  Except as disclosed in the environmental site assessments referred to below, the Project has never been used for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Substances, and no Hazardous Substances exist on the Project or under the Project or in any surface waters or groundwaters on or under the Project.  The Project and its existing and prior uses have at all times complied with all Environmental Laws, and Borrower has not violated any Environmental Laws.  The environmental site assessments referred to above are as follows: (i) Phase I Environmental Site Assessment dated April 25, 2012, prepared by Environmental Corporation of America, and (ii) Phase II Environmental Site Assessment dated June 21, 2012, prepared by Environmental Corporation of America.  To the best of Borrower’s knowledge, each of such conditions is satisfied.

(k)                                  There are no facilities on the Project which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder.  Except as disclosed in the environmental site assessments referred to above, the Project does not contain any underground or above ground storage tanks.

(l)                                     All financial statements submitted by Borrower, Operator or any Guarantor to Lender in connection with the Loan are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied, and fairly present the respective financial conditions and results of operations of the entities and persons which are their subjects.

(m)                               This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, applications, rent rolls, affidavits, agreements, and other materials submitted to Lender in connection with or in furtherance of this Agreement by or on behalf of Borrower, Operator or any Guarantor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading in any material respect.

(n)                                 The Land is taxed as one or more separate tax parcels which do not include any property other than the Land.

(o)                                 Under applicable law, the Land may be encumbered, conveyed and otherwise dealt with as a separate legal parcel.

(p)                                 All utility and municipal services required for the construction, occupancy and operation of the Project, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are available for use by and currently provide service to the Project.

(q)                                 Subject to the provisions of Section 7.9(b) of this Agreement, all governmental permits and licenses required by applicable law in order for Borrower to own and lease the Project, and for Operator to operate the Facility, have been validly issued and are in full force.

(r)                                    Each of the following is a condition of this Agreement and the Loan:  The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Project comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws.  The applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Project have issued their permits for the construction, tap-on and operation of those systems.  To the best of Borrower’s knowledge, each of such conditions is satisfied.

(s)                                  It is a condition of this Agreement and the Loan that all utility, parking, access (including curb-cuts and highway access), construction, recreational and other permits and easements required for the use of the Project have been granted and issued, and to the best of Borrower’s knowledge, such condition is satisfied.

(t)                                    With the exception of Permitted Exceptions, the improvements located on the Land do not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Project.

(u)                                 The Loan, including interest rate, fees and charges as contemplated hereby, is a “business loan” within the meaning of subparagraph (1)(c) contained in Section 205/4 of Chapter 815 of the Illinois Compiled Statutes, as amended.  The Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loan.

(v)                                 There are no leases for use or occupancy of the Project other than the Lease, with the exception of agreements entered into with residents and occupants in the ordinary course of business of operating the Facility.

(w)                               The Lease is in full force and effect; no Defaults or Events of Default on the part of Borrower have occurred and are continuing thereunder; the tenant has no right of set-off against payment of rent due thereunder; and enforcement of the Lease by Borrower or by Lender pursuant to an exercise of Lender’s rights under the Assignment of Rents would be subject to no defenses of any kind. The Operations Transfer Agreement is in full force and effect and no Defaults or Events of Default on the part of Operator or Old Operator have occurred and are continuing thereunder.

(x)                                   All Employee Plans of Borrower and Operator meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  Borrower and Operator have promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of their properties or assets.

(y)                                 Each of the following is a condition of this Agreement and the Loan:  There are no strikes, lockouts or other labor disputes pending or threatened against Borrower or Operator; hours worked by and payment made to employees of Borrower and Operator have not been in violation of the Fair Labor Standards Act or any other applicable law; and no unfair labor practice complaint is pending or threatened against Borrower or Operator before any governmental authority.  To the best of Borrower’s knowledge, each of such conditions is satisfied.

(z)                                   Subject to the provisions of Section 7.9(b) of this Agreement, the Facility has all necessary licenses, permits and certifications required by any applicable governmental authority to operate and maintain a skilled nursing facility therein with its current number of beds in service, and participates in the Medicare and Medicaid programs.  Operator has complied with all applicable requirements of the United States of America, the State of Georgia and all applicable local governments, and of its agencies and instrumentalities, necessary to operate and maintain the Facility as such a facility.  All utilities necessary for use, operation and occupancy of the Project and the Facility are available to the Project and the Facility.  All requirements for unrestricted use of the Project and the Facility as a skilled nursing facility under the rules and regulations of the State of Georgia Department Health and of any other department or agency of the State of Georgia having jurisdiction over the Project or the Facility have been fulfilled.  All building, zoning, safety, health, fire, water district, sewerage and environmental protection agency and any other permits or licenses which are required by any governmental authority for use, occupancy and operation of the Project and the Facility as a skilled nursing facility have been obtained and are maintained in full force and effect.  Neither Borrower, Operator, the Project, the Facility nor any Guarantor is subject to any corporate integrity agreement, compliance agreement or other agreement governing the operation of the Project or the Facility or the operations of Borrower, Operator or any Guarantor.

(w)                               Borrower and Operator are in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities binding upon or affecting the business, operation or assets of Borrower or Operator.  Neither Borrower nor Operator: (i) has had a civil monetary penalty assessed against it under the Social Security Act (the “SSA”) Section 1128(a), other than nominal amounts for violations which were not of a material nature, (ii) has been excluded from participation under the Medicare program or under a State health care program as defined in the SSA Section 1128(h) (“State Health Care Program”), or (iii) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in the SSA Section 1127(a) and (b)(l), (2), (3): (A) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (C) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (D) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offense described in (A) through (C) above; or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.  Without limiting the generality of the foregoing, neither Borrower nor Operator is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicare or Medicaid Provider Agreement or other agreement or instrument to which Borrower or Operator is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicare or Medicaid Certification of Borrower or Operator.

2.2                                 Continuation of Representations and Warranties.  Borrower hereby covenants, warrants and agrees that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct in all material respects at the time of the Loan Opening and at all times thereafter so long as any part of the Loan shall remain outstanding.  Each request for disbursement of Loan Proceeds shall constitute a reaffirmation that these representations and warranties are true in all material respects as of the date of such request and will be true in all material respects on the date of the disbursement.

ARTICLE 3

THE LOAN

3.1                                 Agreement to Borrow and Lend.

(a)                                  On the terms of and subject to the conditions of this Agreement, Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, an amount not to exceed the Loan Amount.  The proceeds of the Loan shall be used by Borrower for the purchase of the Project.  Notwithstanding any other provision of this Agreement, the amount of the Loan shall not exceed an amount equal to 80% of the “as is” appraised value of the Project as shown in the appraisal required by this Agreement.

(b)                                 The Loan shall be evidenced by the Note executed by Borrower and shall be secured by the Deed to Secure Debt and the Assignment of Rents.  The Loan shall be guaranteed by Guarantors pursuant to the Guaranty, and Borrower and Guarantors shall protect Lender with respect to environmental matters pursuant to the Environmental Indemnity.  If Lender extends any Operator Loan to Operator, the Loan shall be secured by the Operator Loan Documents and the Loan Documents shall secure the Operator Loan; provided, however, that notwithstanding any other provision of the Loan Documents or the Operator Loan Documents, (i) if the Loan is repaid at a time when the Operator Loan is outstanding, and if there is no existing Default or Event of Default under any of the Operator Loan Documents, the Operator Loan shall no longer be secured by the liens and encumbrances created under the Loan Documents, and (ii) if the Operator Loan is repaid and terminated at a time when the Loan is outstanding, and no there is no existing Default or Event of Default under any of the Loan Documents, the Loan shall no longer be secured by the liens and encumbrances created under the Operator Loan Documents.  At any time that Lender does not have an Operator Loan extended to Operator, the references in this Agreement and the other Loan Documents to the Operator Loan shall be of no force or effect.  Nothing contained in this Agreement shall constitute a commitment or agreement by Lender to extend any Operator Loan to Operator.

3.2                                 Interest.  Interest on funds advanced hereunder shall —

(i)                                     From the Loan Opening until the Maturity Date, accrue at the interest rates provided for in the Note;

(ii)                                  Be computed upon advances of the Loan from and including the date of each advance by Lender to or for the account of Borrower (whether to an escrow or otherwise), on the basis of a 360-day year and the actual number of days elapsed in any portion of a month in which interest is due; and

(iii)                               Be paid by Borrower to Lender together with principal payments, if any, in the manner set forth in the Note.

3.3                                 Principal Payments; Maturity Date; Prepayment.

(a)                                  Prior to the Maturity Date, principal payments, if any, shall be made as provided in the Note.  The entire principal balance of the Note and all accrued and unpaid interest thereon shall be due, if not sooner paid, on the Maturity Date.

(b)                                 The Loan may be prepaid prior to the Maturity Date on the terms and upon payment of the charges and fees set forth in the Note.

3.4                                 Uniform Commercial Code Matters.

(a)                                  All references in this Agreement and the other Loan Documents to the Code are to the Code as from time to time in effect.

(b)                                 Borrower represents and warrants to Lender as follows:

(i)                                     The exact legal name of Borrower is as stated in the first paragraph of this Agreement.

(ii)                                  The nature of the Borrower entity and the State in which it is organized is as stated in the first paragraph of this Agreement.  The organizational number of Borrower in such State is as follows: 12030304.

(iii)                               The address of Borrower’s chief executive office is the address for notices to Borrower set forth in Section 12.10 of this Agreement.

(iv)                              Borrower has no place of business other than the chief executive office referred to in (iii) above, at the address for notices set forth in Section 12.10 of this Agreement, and at the Project in Glennville, Georgia.

(c)                                  Borrower shall not, without not less than 30 days’ prior written notice to Lender, change its legal name, the nature of the Borrower entity, the State in which it is organized, its organizational number in the State in which it is organized, if any, the address of its chief executive office, or the addresses of its other place of business, from those referred to in paragraph (b) of this Section.

(d)                                 Borrower acknowledges that by entering into the security agreements contained in this Agreement and the other Loan Documents, Borrower has authorized the filing of financing statements and amendments under the Code covering the collateral described in such security agreements, without the signature of Borrower.

(e)                                  As additional security for the payment and performance of all of the obligations Borrower under this Agreement and the other Loan Documents and all of the obligations of Operator under the Operator Loan Documents, Borrower hereby grants to Lender a security interest in all Deposit Accounts (as defined in the Code) from time to time maintained by Borrower with Lender, all cash and investments from time to time on deposit in all such Deposit Accounts, and all proceeds of all of the foregoing.

ARTICLE 4

LOAN DOCUMENTS

4.1                                 Loan Documents.  As a condition precedent to the Loan Opening, Borrower agrees that it will deliver the following Loan Documents to Lender at or prior to the Loan Opening, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)                                  Promissory Note.  A Promissory Note dated the date hereof (the “Note”), executed by Borrower and made payable to the order of Lender, in the Loan Amount.

(b)                                 Deed to Secure Debt.  A Deed to Secure Debt and Security Agreement dated as of even date herewith (the “Deed to Secure Debt”), duly executed by Borrower to and for the benefit of Lender, conveying good and marketable title to the Land and creating a first lien on the Land to secure the Note, the Loan and all obligations of Borrower in connection therewith.

(c)                                  Assignment of Rents and Leases.  An Assignment of Rents and Leases dated as of even date herewith (the “Assignment of Rents”), duly executed by Borrower to and for the benefit of Lender, collaterally assigning to Lender all of Borrower’s rents, leases and profits of the Project as security for the Note, the Loan and all obligations of Borrower in connection therewith.

(d)                                 Financing Statements.  Uniform Commercial Code Financing Statements as required by Lender to perfect all security interests granted by this Agreement, the Deed to Secure Debt and the other Loan Documents.

(e)                                  Environmental Indemnity.  An Environmental Indemnity Agreement dated as of even date herewith (the “Environmental Indemnity”), executed by Borrower and each Guarantor jointly and severally to and for the benefit of Lender, indemnifying Lender for all risks, liabilities, costs and expenses which may be incurred as a result of environmental matters at the Project.

(f)                                    Guaranty.  A Guaranty of Payment and Performance dated as of even date herewith (the “Guaranty”), executed by each Guarantor jointly and severally to and for the benefit of Lender, guaranteeing to Lender the payment and performance of all obligations of Borrower in connection with the Loan.

(g)                                 Collateral Assignments.  Collateral assignments of such agreements, leases, contracts and other rights or interests of Borrower with respect to the Project as Lender may reasonably request.

(h)                                 Other Loan Documents.  Such other documents and instruments as further security for the Loan as Lender may reasonably require.

4.2                                 Interest Rate Protection.

(a)                                  Any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower arising under or in connection with all Hedging Transactions and Hedging Agreements to which Lender is a party shall be secured by all of the collateral for the Loan.

(b)                                 As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents and all of the obligations of Operator under the Operator Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a first lien on and a first priority security interest in, (i) all Hedging Transactions from time to time entered into by Borrower with Lender or any other provider, (ii) all contracts from time to time entered into by Borrower with Lender or any other provider with respect to such Hedging Transactions, (iii) all amounts from time to time payable to Borrower under such Hedging Transactions and contracts, and (iv) all proceeds of all of the foregoing.

ARTICLE 5

CONDITIONS TO LOAN DISBURSEMENTS

5.1                                 Conditions to Loan Opening.  As conditions precedent to the Loan Opening, (i) Borrower shall satisfy all applicable conditions and requirements contained in other Sections of this Agreement, and (ii) Borrower shall furnish the following to Lender at or prior to the Loan Opening or at such time as is set forth below, all of which must be satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)                                  Title Insurance Policy.  A loan title insurance policy for the Land, issued on the date of the Loan Opening by the Title Insurance Company to Lender, in the full amount of the Loan, insuring the Deed to Secure Debt to be a valid first, prior and paramount lien upon the fee title to the Project subject only to the Permitted Exceptions, and containing such endorsements as Lender may require, each in form and substance satisfactory to Lender (the “Title Insurance Policy”).

(b)                                 Survey.  A current plat of survey of the Land (the “Survey”) which shall (i) be made by a land surveyor licensed in the State, (ii) be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, (iii) include such Table A Items as Lender shall require, (iv) be made such that the relative positional accuracy of the Survey does not exceed that which is specified in the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of the Survey, (v) contain a certificate acceptable to Lender naming Borrower, Lender and the Title Insurance Company, and (v) contain such additional information as may be required by Lender or the Title Insurance Company.

(c)                                  Insurance Policies.  Evidence satisfactory to Lender in its reasonable judgment that the insurance coverages required by Section 7.3 hereof are in force.

(d)                                 Utilities; Licenses; Permits.  Evidence satisfactory to Lender that —

(i)                                     All utility and municipal services required for the occupancy and operation of the Project are available and currently servicing the Project;

(ii)                                  Subject to the provisions of Section 7.9(b) of this Agreement, all permits, licenses and governmental approvals required by applicable law to occupy and operate the Project and the Facility have been issued, are in full force and all fees therefor have been fully paid;

(iii)                               The storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Project comply with all applicable laws, ordinances, rules and regulations, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Project have issued their permits for the operation thereof; and

(iv)                              All utility, parking, access (including curb-cuts and highway access), recreational and other easements and permits required or, in Lender’s judgment, necessary for the use of the Project have been granted or issued;

which evidence shall include such evidence as Lender shall reasonably request.

(e)                                  Environmental Report.  An environmental site assessment (the “Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion.  The Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion.  If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may also require as a condition to the Loan Opening, in its sole and absolute discretion, a written report (also referred to herein as the “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions.  Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.

(f)                                    Appraisal.  An appraisal of the Project addressed to Lender and satisfactory to Lender, prepared by a certified or licensed appraiser who is approved by Lender, each in its sole and absolute discretion, which appraisal must show an “as is” appraised value of the Project of not less than $8,250,000, such that the Loan Amount will not exceed an amount equal to 80% of the “as is” appraised value of the Project.

(g)                                 Documents of Record.  Copies of all documents of record which affect the Project, including, without limitation, the Declarations, and estoppel letters from the other parties thereto covering such matters as Lender shall reasonably require.

(h)                                 Searches.  A report from the appropriate filing officers of the state and county in which the Land is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Lender) are of record or on file encumbering any portion of the Land, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower and Guarantors.

(i)                                     Attorney’s Opinion.  An opinion of counsel to Borrower and Guarantors addressing such issues as Lender may request, subject to assumptions and qualifications satisfactory to Lender.

(j)                                     Organizational Documents.  Organizational documents, any resolutions required by such documents, and good standing certificates, for Borrower and the other parties to the Loan Documents, and for any entities executing Loan Documents on behalf of Borrower or any other parties to the Loan Documents.

(k)                                  Lease.  A copy of the Lease and a lease subordination agreement with Operator in a form satisfactory to Lender.  In addition, Borrower shall deposit all security deposits required under the Lease with Lender in an account in Borrower’s name.

(l)                                     Management and Consulting Agreements.  If Operator has entered into a management or consulting agreement with respect to the Facility, a copy of such management or consulting agreement and a subordination agreement from the manager or consultant in a form satisfactory to Lender.

(m)                               Operations Transfer Agreement.  A copy of the Operations Transfer Agreement, and such agreements between Lender and Old Operator as Lender shall require.

(n)                                 Real Estate Taxes.  Copies of the most recent real estate tax bills for the Land and evidence satisfactory to Lender that the Land is separately assessed for real estate taxing purposes.

(o)                                 Broker.  Evidence satisfactory to Lender that all brokers’ commissions or fees due with respect to the Loan or the Project have been paid in full in cash.

(p)                                 Property Condition Report.  A property condition report prepared at Borrower’s sole cost and expense by an independent consultant approved by Lender in its sole and absolute discretion, and which shall be subject to Lender’s approval in its sole and absolute discretion.

(q)                                 Operator Loan Documents.  If Lender has extended the Operator Loan to Operator, copies of the executed Operator Loan Documents.

(r)                                    Additional Documents.  Such other papers and documents regarding Borrower, the Project or the Facility as Lender may require.

5.2                                 Additional Conditions to Loan Opening.  The following are additional conditions precedent to the Loan Opening:

(a)                                  Written Request.  Borrower shall have delivered to Lender a written request for disbursement prepared in such form and detail, and accompanied by such supporting information and documents, as shall be strictly satisfactory to Lender.

(b)                                 Representations and Warranties.  All representations and warranties of Borrower contained in this Agreement, the other Loan Documents and other documents delivered to Lender shall be true and correct in all material respects as of the date of the Loan Opening.

(c)                                  Financial Condition.  There shall be no material adverse change in the financial condition of Borrower or any Guarantor as of the date of the Loan Opening.

(d)                                 Accounts Set Up with Lender; Capital Expenditures Reserve Account. Without limitation on the generality of paragraph (f) below, Borrower and Operator shall have set up all of their respective operating and other accounts with Lender as required by Section 7.10 of this Agreement, and Borrower shall have caused the Capital Expenditures Reserve Account to be established and funded as required by Section 7.18 of this Agreement.

(e)                                  Interest Rate Protection.  Borrower shall have purchased from a qualified counterparty one or more contracts for interest rate protection for such portion or all of the Loan as Lender may require, which contracts shall be in effect for the full term of the Loan and for a rate and otherwise in form and substance satisfactory to Lender in all respects. Lender agrees that interest rate protection is not required for the Loan.

(f)                                    Operator Cash Equity.  On the date of the Loan Opening, Operator must have cash equity of not less than $235,0000 on deposit in one or more accounts at Lender to be used for working capital needs, as shown on an opening balance sheet of Operator furnished to Lender on the date of the Loan Opening, without any requirement to keep such amount on deposit if and to the extent such funds are used by Operator as working capital.  In lieu of having such cash equity, Operator may have a commitment for an unsecured working capital loan from AdCare of not less than $235,000, which loan must be subordinate to the Loan.  The terms and documentation for such loan from AdCare and the subordination thereof to the Loan shall be subject to the approval of Lender.

(g)                                 No Default or Event of Default.  No Default or Event of Default under this Agreement or under any other Loan Document, or if the Operator Loan has been extended by Lender to Operator, under any Operator Loan Document, shall have occurred and be continuing as of the date of the Loan Opening.

5.3                                 Termination of Agreement.  Borrower agrees that all conditions precedent to the Loan Opening will be complied with on or prior to the Required Loan Opening Date.  If all of the conditions precedent to the Loan Opening hereunder shall not have been performed on or before the Required Loan Opening Date, Lender, at its option at any time thereafter and prior to the Loan Opening, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower.  In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged as of the date of such termination.

ARTICLE 6

PAYMENT OF LOAN EXPENSES

6.1                                 Payment of Loan Expenses at Loan Opening.  At the Loan Opening, Lender may pay from Loan Proceeds all Loan Expenses, to the extent the same have not been previously paid.

ARTICLE 7

FURTHER AGREEMENTS OF BORROWER

7.1                                 Mechanics’ Liens, Taxes and Contest Thereof.  Borrower agrees that it will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon the Project, before the same become delinquent; provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment if the right to contest such matters is expressly granted in the Deed to Secure Debt.  If Borrower shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the Deed to Secure Debt, or having commenced to contest the same, and having given such security or indemnity shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Deed to Secure Debt, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same.  Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of Loan Proceeds hereunder.  In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Lender shall not be required to inquire into the validity or amount thereof.

7.2                                 Fixtures and Personal Property.  Except for a security interest granted to Lender, Borrower agrees that all of the personal property, fixtures, attachments, furnishings and equipment delivered in connection with the construction, equipping or operation of the Project will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that Borrower will be the absolute owner of said personal property, fixtures, attachments and equipment, subject to the rights of Operator under the Lease.  Borrower, on request, shall furnish Lender with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.

7.3                                 Insurance Policies.  Borrower shall, at its expense, during the term of this Agreement, procure and keep in force, or cause to be procured and kept in force by Operator, the insurance coverages described in Exhibit D attached to this Agreement and conforming to the insurance requirements contained in the Deed to Secure Debt, and in addition thereto, professional liability insurance covering the operations in the Project in such amounts and with such deductibles as shall be approved by Lender.  In addition, all insurance shall be in form, content and amounts approved by Lender and written by an insurance company or companies licensed to do business in the state in which the Project is located and domiciled in the United States or a governmental agency or instrumentality approved by Lender.  The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder and shall include a 30 day (except for nonpayment of premium, in which case, a 10 day) notice of cancellation clause in favor of Lender.  All policies or certificates of insurance shall be delivered to and held by Lender as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Lender at least 30 days before the expiration date of any policy.

7.4                                 Furnishing Information.

(a)                                  Borrower shall promptly supply Lender with such information concerning its assets, liabilities and affairs, and the assets, liabilities and affairs of Guarantors, as Lender may reasonably request from time to time hereafter; which shall include:

(i)                                     Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, annual financial statements of Borrower showing the results of operations of the Project and consisting of a balance sheet, statement of income and expense and statement of cash flows, prepared in accordance with GAAP, and certified by an officer of Borrower.

(ii)                                  Until such time as subparagraph (iii) below becomes effective, without necessity of any request by Lender, as soon as available and in no event later than 30 days after the end of each calendar month, financial statements of Operator showing the results of operations of the Facility and consisting of a balance sheet, statement of income and expense and statement of payor mix, prepared in accordance with GAAP, and certified by an officer of Operator.

(iii)                               Effective for the first fiscal quarter as of which the ratio calculated under Sections 7.14 of this Agreement has been not less that 1.50 to 1.0 for two consecutive fiscal quarters, and for each fiscal quarter thereafter, without necessity of any request by Lender, as soon as available and in no event later than 45 days after the end of each fiscal quarter, financial statements of Operator showing the results of operations of the Facility and consisting of a balance sheet, statement of income and expense and statement of payor mix, prepared in accordance with GAAP, and certified by an officer of Operator.

(iv)                              Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, annual financial statements of Operator showing the results of operations of the Facility and consisting of a balance sheet, statement of income and expense, statement of cash flows and statement of payor mix, prepared in accordance with GAAP, and certified by an officer of Operator, and accompanied by a review report of a firm of independent certified public accountants acceptable to Lender.

(iv)                              Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, annual financial statements of AdCare, consisting of a balance sheet, statement of income and expense and statement of cash flows, prepared in accordance with GAAP, and certified by an officer of AdCAre, and accompanied by an audit report of a firm of independent certified public accountants acceptable to Lender.

(v)                                 Without necessity of any request by Lender, not later than 45 days after the end of each fiscal quarter, a duly completed compliance certificate, dated as of the date of submission and certified as true and correct by appropriate officers of Borrower and Operator, containing a computation of each of the financial covenants set forth in Sections 7.14, 7.15, 7.16 and 7.17 hereof, and stating that Borrower has not become aware of any Default or Event of Default under this Agreement or any of the other Loan Documents that has occurred and is continuing or, if there is any such Default or Event of Default describing it and the steps, if any, being taken to cure it.

(b)                                 Borrower shall promptly notify Lender of any condition or event which constitutes a Default or Event of Default under this Agreement or any of the other Loan Documents, and of any material adverse change in the financial condition of Borrower or any Guarantor.

(c)                                  It is a condition of this Agreement and the Loan that Borrower and Operator shall each maintain a standard and modern system of accounting in accordance with GAAP consistently applied.

(d)                                 It is a condition of this Agreement and the Loan that Borrower and Operator shall each permit Lender or any of its agents or representatives to have access to and to examine all books and records regarding the Project and the Facility at any time or times hereafter upon reasonable prior notice during business hours.

(e)                                  It is a condition of this Agreement and the Loan that Borrower and Operator shall each permit Lender to copy and make abstracts from any and all of said books and records.

7.5                                 Excess Indebtedness.  Borrower agrees to pay to Lender on demand the amount by which the indebtedness hereunder, at any time, may exceed the Loan Amount.

7.6                                 Certain Title Related Matters.

(a)                                  Borrower shall comply with all recorded or other covenants affecting the Project, including, without limitation, the Declarations.  Borrower shall not record or permit to be recorded any document, instrument, agreement or other writing against the Land other than Permitted Exceptions.

(b)                                 Borrower shall at all times duly perform and observe all of the terms, provisions, conditions and agreements on its part to be performed and observed under the Declarations, and shall not suffer or permit any Default or Event or Default on the part of Borrower to exist thereunder, and shall not agree or consent to, or suffer or permit, any modification, amendment or termination thereof without the prior written consent of Lender.  Borrower shall promptly furnish to Lender copies of all notices of default and other material documents and communications sent or received by Borrower under or relating to any Declaration.

(c)                                  Borrower shall cause the Project to be taxed as one or more separate tax parcels which do not include any property other than the Project.

(d)                                 Borrower shall ensure that under applicable law, the Project may be encumbered, conveyed and otherwise dealt with as a separate legal parcel.

7.7                                 Compliance with Laws; Environmental Matters.  Each of the following is a condition of this Agreement and the Loan:

(a)                                  Borrower and Operator shall comply, in all respects, including the conduct of their business and operations and the use of their properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, including without limitation, Environmental Laws, Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of any governmental authorities pertaining to the licensing of professional and other health care providers.

(b)                                 With the exception of Permitted Substances, the Project will not be used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Substances, and no Hazardous Substances will exist on the Project or under the Project or in any surface waters or groundwaters on or under the Project.  The Project and its existing and future uses will comply with all Environmental Laws, and Borrower and Operator will not violate any Environmental Laws.

7.8                                 ERISA Liabilities; Employee Plans.  It is a condition of this Agreement and the Loan that Borrower and Operator shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to Borrower or Operator; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by Borrower or Operator of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

7.9                                 Licensure; Notices of Agency Actions.  The following are conditions of this Agreement and the Loan:

(a)                                  Subject to the provisions of paragraph (b) of this Section, Operator shall be fully qualified by all necessary permits, licenses, certifications, accreditations and qualifications and shall be in compliance with all annual filing requirements of all regulatory authorities.

(b)                                 The State of Georgia licenses for the operation of the Facility and the Medicare and Medicaid certifications for the Facility are currently held by Old Operator.  It is a condition of this Agreement and the Loan that within a period of 90 days after the date of this Agreement, Operator shall have obtained a State of Georgia license for the Facility in the name of Operator, and that within a period of 180 days after the date of this Agreement, Operator shall have obtained Medicare and Medicaid certifications for the Facility.  Pending the receipt of such license and Medicare and Medicaid certifications by Operator, (i) Old Operator shall retain the existing license and Medicare and Medicaid certifications for the Facility, and (ii) Operator shall operate the Facility under the license and Medicare and Medicaid certifications of Old Operator under the Operations Transfer Agreement.  Upon the issuance of the license and Medicare and Medicaid certifications to Operator, the arrangements described above under the Operations Transfer Agreement shall terminate and Operator shall thereafter operate the Facility under its own license and Medicare and Medicaid certifications.

(c)                                  Borrower and Operator shall within five days after receipt, furnish to Lender copies of all adverse notices from any licensing, certifying, regulatory, reimbursing or other agency which has jurisdiction over the Project or the Facility or over any license, permit or approval under which the Project or the Facility operates, and if Borrower or Operator becomes aware that any such notice is to be forthcoming before receipt thereof, it shall promptly inform Lender thereof.

7.10                           Project and Facility Accounts and Revenues.

(a)                                  It is a condition of this Agreement and the Loan that Borrower and Operator shall each set up and maintain all of their respective operating accounts and other accounts related to the Project and the Facility with Lender, shall deposit all of their respective income and receipts promptly upon receipt in such accounts, and shall maintain all of their respective cash and investments on deposit in deposit accounts with Lender.

(b)                                 Borrower shall deposit all Gross Revenues promptly upon receipt thereof, into a bank account or accounts maintained by Borrower with Lender.  As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents and all of the obligations of Operator under the Operator Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a first lien on and a first priority security interest in, the Gross Revenues, all of Borrower’s present and future Accounts (as defined in the Code), and the proceeds of all of the foregoing.

7.11                           Single-Asset Entity; Indebtedness; Distributions.

(a)                                  Borrower shall not at any time own any asset or property other than the Project and property related thereto, and shall not at any time engage in any business other than the ownership, development, construction, leasing and operation of the Project.  The articles of organization and operating agreement of Borrower shall not be modified or amended, nor shall any member of Borrower be released or discharged from its, his or her obligations under the operating agreement of Borrower.

(b)                                 Borrower shall not at any time have outstanding any indebtedness or obligations, secured or unsecured, direct or indirect, absolute or contingent, including any guaranty, other than the following: (i) obligations to Lender; (ii) obligations under interest rate protection agreements to which Lender is a party; (iii) obligations, other than borrowings, incurred in the ordinary course of the ownership and operation of the Project; and (iv) obligations under the Lease.

(c)                                  Borrower shall not at any time make any Distribution in violation of any of the following provisions:

(i)                                     Borrower shall not, directly or indirectly, at any time make any Distribution if any Default or Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents.

(ii)                                  Borrower shall not, directly or indirectly, at any time make any Distribution that would cause Borrower’s cash and cash equivalents remaining after such Distribution to be less than an amount equal to the aggregate of (i) the total amount of the security and other deposits received by Borrower from tenants of the Project, (ii) the total amount of accrued but unpaid real estate taxes on the Project, based on the last full year tax bill or bills received by Borrower, minus any amount held in a real estate tax escrow by Lender, and (iii) a reasonable working capital reserve.

(iii)                               Borrower shall not, directly or indirectly, at any time make any Distribution prior time that Operator has achieved a debt service coverage ratio calculated in accordance with Section 7.14 of this Agreement for two consecutive fiscal quarters ending on or after September 30, 2012, and Borrower has delivered to Lender financial statements and compliance certificates as required by Section 7.4 of this Agreement demonstrating that such ratios have been achieved.

(iv)                              After the condition set forth in subparagraph (iii) above has been satisfied, Borrower shall not, directly or indirectly, at any time make any Distribution unless the

“Fixed Charge Coverage Ratio” (as defined below) for the Test Period (as defined below) was not less than 1.05 to 1.00.  For such purpose, the term “Test Period” shall mean (A) until the Loan has been outstanding for 12 full calendar months, the period commencing on the date of this Agreement and ending on the last day of the fiscal quarter immediately preceding the date of a Distribution, and (B) thereafter, the 12-month period ending on the last day of the fiscal quarter immediately preceding the date of a Distribution.

For purposes of this paragraph, the term “Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of —

(i)                                     the amount of EBITDAR for Operator for such quarter, to

(ii)                                  the sum of the amounts of the following for Operator for such period: (A) Debt Service, plus (B) Rental Expense, plus (C) Distributions, other than any amounts which were treated as an expense for accounting purposes.

Notwithstanding the definition of the term Net Income in Section 1.1 of this Agreement, the Net Income for Operator used in calculating EBITDAR of Operator for the purpose of this paragraph for any period, shall be computed by taking into account an annual capital expenditures reserve allowance of $350 per licensed bed in the Facility.  For the avoidance of doubt, unlike Section 7.14 hereof, the Net Income for Operator used in calculating EBITDAR of Operator for the purpose of this paragraph for any period shall be computed by taking into account Operator’s actual management fees for such period only and not taking into account any imputed management fees.

7.12                           Restrictions on Transfer.

(a)                                  Borrower shall not effect, suffer or permit any Prohibited Transfer.  Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”:

(i)                                     The Project or any part thereof or interest therein, excepting only sales or other dispositions of collateral for the Loan no longer useful in connection with the operation of the Project, provided that prior to the sale or other disposition thereof, such collateral has been replaced by collateral of at least equal value and utility and which is subject to the lien of the Deed to Secure Debt with the same priority as with respect to the original collateral;

(ii)                                  Any shares of capital stock of a corporate Borrower, or a corporation which is a direct or indirect owner of an ownership interest in Borrower (other than the shares of capital stock of a corporate trustee or a corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers’ Automated Quotation System);

(iii)                               All or any part of the membership interests in a limited liability company Borrower, or a limited liability company which is a direct or indirect owner of an ownership interest in Borrower;

(iv)                              All or any part of the general partner or the limited partner interest, as the case may be, of a partnership or limited partnership Borrower, or a partnership or limited partnership which is a direct or indirect owner of an ownership interest in Borrower;

(v)                                 If there shall be any change in Control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, which directly or indirectly Controls the day to day operations and management of Borrower or any Guarantor that is not a natural person and/or owns a Controlling interest in Borrower or any such Guarantor; provided, however, that this subparagraph shall not apply to AdCare; or

(vi)                              If any Guarantor who is a natural person shall die or be declared a legal incompetent;

in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the foregoing provisions of this Section shall not apply to (i) liens securing obligations to Lender, (ii) the lien of current taxes and assessments not in default, (iii) any transfers of the Project, or part thereof, or interest therein, or any shares of stock or partnership or limited liability company interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives, (iv) the Lease, or (v) Permitted Exceptions.

(b)                                 In determining whether or not to make the Loan, Lender evaluated the background and experience of Borrower and its members in owning and operating property such as the Project, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Project.  Borrower and its members are well experienced in borrowing money and owning and operating property such as the Project, were ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and bargained at arm’s length and without duress of any kind for all of the terms and conditions of the Loan, including this provision.  Borrower recognizes that Lender is entitled to keep its loan portfolio at current interest rates by either making new loans at such rates or collecting assumption fees and/or increasing the interest rate on a loan, the security for which is purchased by a party other than the original Borrower.  Borrower further recognizes that any further junior financing placed upon the Project (a) may divert funds which would otherwise be used to pay the Note; (b) could result in acceleration and foreclosure by any such junior encumbrancer which would force Lender to take measures and incur expenses to protect its security; (c) would detract from the value of the Project should Lender come into possession thereof with the intention of selling same; and (d) would impair Lender’s right to accept a deed in lieu of foreclosure, as a foreclosure by Lender would be necessary to clear the title to the Project.  In accordance with the foregoing and for the purposes of (i) protecting Lender’s security, both of repayment and of value of the Project; (ii) giving Lender the full benefit of its bargain and contract with Borrower; (iii) allowing Lender to raise the interest rate and collect assumption fees; and (iv) keeping the Project free of subordinate financing liens, Borrower agrees that if this Section is deemed a restraint on alienation, that it is a reasonable one.

7.13                           Leasing, Operation and Management of Project.

(a)                                  The Project shall at all times be owned by Borrower and leased to Operator under the Lease (with the result that Borrower shall not operate the Facility).  Borrower shall not agree or consent to or suffer or permit any modification, amendment or termination of the Lease, and shall not suffer or permit any Event of Default on the part of Borrower to exist at any time under the Lease.

(b)                                 It is a condition of this Agreement and the Loan that the Facility shall at all times be operated as a skilled nursing facility under the management of Operator.

7.14                           Operator Debt Service Coverage Ratio.  It is a condition of this Agreement and the Loan that for each fiscal quarter commencing with the fiscal quarter ending September 30, 2012, the ratio of —

(i)                                     the amount of EBITDAR for Operator for such quarter, to

(ii)                                  the total amount of Debt Service for Operator for such quarter,

shall be not less than (A) -1.25 (negative) to 1.00 in the case of the quarter ending September 30, 2012, (B) 1.35 to 1.00 in the case of the quarter ending December 31, 2012, and (C) 1.50 to 1.00 in the case of the quarter ending March 31, 2013, and each quarter thereafter.  For the avoidance of doubt, the ratio in clause (A) above is a negative ratio and the ratios in clauses (B) and (C) above are positive ratios.  Notwithstanding the definition of the term Net Income in Section 1.1 of this Agreement, the Net Income for Operator used in calculating EBITDAR of Operator for the purpose of this Section for any period, shall be computed by taking into account (i) management fees equal to the greater of Operator’s actual management fees for such period or imputed management fees equal to 5% of Operator’s gross income for such period as determined in accordance with GAAP, and (ii) an annual capital expenditures reserve allowance of $350 per licensed bed in the Facility.

7.15                           Borrower Coverage of Debt Service.  It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ending December 31, 2012, the ratio of —

(i)                                     the amount of EBITDA for Borrower for such year, to

(ii)                                  the total amount of Debt Service for Borrower for such year,

shall be not less than 1.10 to 1.00.

7.16                           AdCare Debt Service Coverage Ratio.  It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ending December 31, 2012, the ratio of —

(i)                                     the amount of EBITDAR for AdCare for such year, to

(ii)                                  the sum of the amounts of the following for AdCare for such year: (A) Debt Service, plus (B) Rental Expense,

shall be not less than 1.00 to 1.00.  Notwithstanding the foregoing provisions of this Section, if such ratio for any fiscal year is less than 1.00 to 1.00, the condition in this Section shall nevertheless be deemed to be satisfied if the amount of unencumbered, unrestricted cash shown as an asset in AdCare’s audited financial statements as at the end of such fiscal year is not less than an amount equal to the sum of (i) $2,000,000, plus (ii) the total additional amount of EBITDAR for AdCare that would have been necessary in order for such ratio to have been not less than 1.00 to 1.00 for such fiscal year and for all prior fiscal years ending after on and after December 31, 2012 (the “Cumulative Shortfall”); provided, however, that the foregoing provisions of this sentence shall not apply if the Cumulative Shortfall is more than $3,000,000.

7.17                           AdCare Leverage Ratio.  It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ending December 31, 2012, the ratio of —

(i)                                     the total amount of long term senior secured indebtedness of AdCare, including the current portion thereof, each as determined in accordance with GAAP, outstanding on the last day of such year, to

(ii)                                  the amount of EBITDA for AdCare for such year,

shall be not more than 11.00 to 1.00.

7.18                           Concerning Operator.

(a)                                  It is a condition of this Agreement and the Loan that Operator shall not at any time own any asset or property other than the assets of the Facility and property related thereto, and shall not at any time engage in any business other than the operation of the Facility.

(b)                                 It is a condition of this Agreement and the Loan that Operator shall not at any time have outstanding any indebtedness or obligations, secured or unsecured, direct or indirect, absolute or contingent, including any guaranty, other than the following: (i) obligations to Lender; (ii) obligations under interest rate protection agreements to which Lender is a party; (iii) obligations, other than borrowings, incurred in the ordinary course of the ownership and operation of the Facility; (iv) obligations under the Lease; and (v) obligations under the Operations Transfer Agreement.

(c)                                  It is a condition of this Agreement and the Loan that with the exception of security interests granted to secure any future financing which Lender may provide to Operator, all of Operator’s property and assets shall at all times be free and clear of all liens, encumbrances and security interests.

7.19                           Capital Expenditures Reserve Account.   Borrower shall establish and maintain a capital expenditures reserve account held by Lender (the “Capital Expenditures Reserve Account”).  The Capital Expenditures Reserve Account shall be held as additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, and as security for all of the obligations of Operator under the Operator Loan Documents, and Borrower hereby pledges and assigns to Lender, and grants to Lender a first lien on and a first priority security interest in, the Capital Expenditures Reserve Account, all cash and investments from time to time on deposit in the Capital Expenditures Reserve Account, and all proceeds of all of the foregoing.  Commencing on August 1, 2012, Borrower shall make a deposit in the Capital Expenditures Reserve Account on the first day of each month in the amount of $4,666.  Lender shall disburse amounts on deposit in the Capital Expenditures Reserve Account from time to time at the written request of Borrower for the purpose of paying or reimbursing the cost of capital expenditures made by Borrower for the Project upon submission of invoices or receipts for such capital expenditures, provided that in the case of each disbursement that no Default or Event of Default under this Agreement or any of the other Loan Documents or under any of the Operator Loan Documents has occurred and is continuing.  Amounts on deposit in the Capital Expenditures Reserve Account may be invested at the written request of Borrower in certificates of deposit issued by Lender.  Provided that no Default or Event of Default under this Agreement or any of the other Loan Documents or any of the Operator Loan Documents has occurred and is continuing, interest earned on amounts on deposit in the Capital Expenditures Reserve Account shall be released by Lender to Borrower at its written request.  Except as provided above in this Section, all amounts on deposit in the Capital Expenditures Reserve Account shall be released by Lender to Borrower at such time, and only at such time, as all of the principal of and interest on the Loan have been paid in full and all of the other obligations to Lender under this Agreement, the other Loan Documents and the Operator Loan Documents have been fully paid and performed..

7.20                           Security Interest Matters.  This Agreement is intended to be a security agreement under the Code for the purpose of creating the security interests provided for herein.  Borrower shall execute and deliver such additional security agreements and other documents as Lender shall from time to time request in order to create and perfect such security interests.  Borrower shall keep all collateral in which security interests are created under this Agreement free and clear of all other liens, security interests and encumbrances.

7.21                           Further Assurance.  Borrower, on request of Lender, from time to time, shall execute and deliver such documents as may be necessary to perfect and maintain perfected as valid liens upon the Project and the personal property owned by Borrower located thereon the liens granted to Lender pursuant to this Agreement or any of the other Loan Documents, and to fully consummate the transactions contemplated by this Agreement.

ARTICLE 8

CASUALTIES AND CONDEMNATION

8.1                                 Application of Insurance Proceeds and Condemnation Awards.  The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of the Project resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore the Project, as provided in the Deed to Secure Debt.  Borrower shall not settle and adjust any claims under policies of insurance except as provided in the Deed to Secure Debt.

ARTICLE 9

ASSIGNMENTS, SALE AND ENCUMBRANCES

9.1                                 Lender’s Right to Assign.  Lender may assign, negotiate, pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the Note, the Deed to Secure Debt and the other Loan Documents, to any bank, participant, financial institution or other person or entity, and in case of such assignment, negotiation, pledge or other hypothecation, Borrower shall accord full recognition thereto and agrees that all rights and remedies of Lender in connection with the interest so assigned, negotiated, pledged or otherwise hypothecated shall be enforceable against Borrower by such bank, financial institution or other person or entity, with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment, negotiation, pledge or other hypothecation.

9.2                                 Prohibition of Assignments and Encumbrances by Borrower.  Except as expressly permitted by this Agreement, Borrower shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer.

ARTICLE 10

EVENTS OF DEFAULT BY BORROWER

10.1                           Event of Default Defined.  The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)                                  Borrower fails to pay (i) any installment of principal or interest payable pursuant to the Note on the date when due, or (ii) any other amount payable to Lender under the Note, this Agreement or any of the other Loan Documents when any such payment is due in accordance with the terms hereof or thereof;

(b)                                 If there is any failure to perform, observe or satisfy any obligation, covenant, agreement, term, condition or provision contained in any of the following provisions of this Agreement: Section 7.9(a), 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or 7.20;

(c)                                  If there is any failure to perform, observe or satisfy any obligation, covenant, agreement, term, condition or provision contained in this Agreement and not otherwise described in this Section; provided, however, that —

(i)                                     If such failure can be cured solely by the payment of money, such failure shall not constitute an Event of Default unless it shall continue for a period of five days after written notice to Borrower;

(ii)                                  If such failure cannot be cured solely by the payment of money and does not pose an emergency or dangerous condition or a material threat to the security for the Loan, such failure shall not constitute an Event of Default unless it shall continue for a period of 30 days after written notice to Borrower; and

(iii)                               If a failure described in (ii) above is of such a nature that it cannot reasonably be cured within such 30-day period, and if such failure is susceptible of cure, it shall not constitute an Event of Default if corrective action is instituted by Borrower within such 30-day period and is diligently pursued and such failure is cured within 90 days after the occurrence of such failure;;

(d)                                 The existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Lender by Borrower or Guarantors; provided, however, that —

(i)                                     If such inaccuracy or untruth can be cured solely by the payment of money, such failure shall not constitute an Event of Default unless it shall continue for a period of 10 days after Borrower becomes aware of inaccuracy or untruth, whether by notice from Lender or otherwise;

(ii)                                  If such inaccuracy or untruth cannot be cured solely by the payment of money and does not pose an emergency or dangerous condition or a material threat to the security for the Loan, such failure shall not constitute an Event of Default unless it shall continue for a period of 30 days after Borrower becomes aware of inaccuracy or untruth, whether by notice from Lender or otherwise; and

(iii)                               If a failure described in (ii) above is of such a nature that it cannot reasonably be cured within such 30-day period, and if such failure is susceptible of cure, it shall not constitute an Event of Default if corrective action is instituted by Borrower within such 30-day period and is diligently pursued and such failure is cured within 120 days after Borrower becomes aware of such inaccuracy or untruth, whether by notice from Lender or otherwise;;

(e)                                  The occurrence of a Prohibited Transfer;

(f)                                    The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower or any Guarantor which in any way relates to or affects the Loan, the Project or the Facility;

(g)                                 The occurrence of a material adverse change in the financial condition of Borrower, Operator or any Guarantor;

(h)                                 Borrower or any Guarantor (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of Borrower or any Guarantor or of all or any substantial part of the property of Borrower or any Guarantor or any portion of the Project or the Facility; or all or a substantial part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or vacated within 30 days;

(i)                                     The commencement of any involuntary petition in bankruptcy against Borrower or any Guarantor or the institution against Borrower or any Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Borrower or any Guarantor, which shall remain undismissed or undischarged for a period of 30 days;

(j)                                     The entry against Borrower or any Guarantor of any final judgment for the payment of money in an amount in excess of $100,000 and such judgment shall not have been, within 30 days from the entry thereof, vacated, satisfied or appealed from and stayed pending appeal;

(k)                                  The dissolution, termination or merger of Borrower or any Guarantor which is an entity, or the occurrence of the death or declaration of legal incompetency of any Guarantor who is a natural person;

(l)                                     The validity or enforceability of this Agreement or any of the other Loan Documents shall be contested by Borrower, any Guarantor or any other party thereto (other than Lender), or Borrower, any Guarantor or any other party thereto (other than Lender) shall deny that it has any or further liability or obligation hereunder or thereunder;

(m)                               The occurrence of an Event of Default under the Note or any of the other Loan Documents, including, without limitation, any Bank Product Agreement to which Lender or any of its Affiliates is a party, including, without limitation, any Hedging Agreement to which Lender is a party, or any Event of Default or other similar condition or event (however described) shall occur and be continuing with respect to any Bank Product Obligation, including, without limitation, any Hedging Transaction, to which Lender or any of its Affiliates is a party;

(n)                                 The occurrence of an Event of Default on the part of Operator under the Operations Transfer Agreement;

(o)                                 The occurrence of an Event of Default under any document or agreement evidencing or securing the Operator Loan, or any modification, amendment, restatement, increase, renewal, extension or refinancing of the Operator Loan; or

(p)                                 The occurrence of any Event of Default under any document or agreement evidencing or securing any other obligation or indebtedness of Borrower or any Guarantor to Lender.

ARTICLE 11

LENDER’S REMEDIES UPON EVENT OF DEFAULT

11.1                           Remedies Conferred upon Lender.  During the continuance of any Event of Default under this Agreement, Lender, in addition to all remedies conferred upon Lender by law and by the terms of the Note, the Deed to Secure Debt and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)                                  Take possession of the Project and do anything required, necessary or advisable in Lender’s sole judgment to fulfill the obligations of Borrower hereunder, including the rights to employ watchmen to protect the Project from injury.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender as Borrower’s lawful attorney-in-fact with full power of substitution in the premises to perform the following actions:

(i)                                     without inquiring into and without respect to the validity thereof, to pay, settle or compromise all existing bills and claims which may be liens, or to avoid such bills and claims becoming liens, against the Project or any portion of the Project or as may be necessary or desirable for the completion of the construction and equipping of the Project or for the clearance of title to the Project;

(ii)                                  to prosecute and defend actions or proceedings in connection with the Project; and

(iii)                               to do any and every act which Borrower might do in its own behalf with respect to the Project, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)                                 Withhold further disbursement of Loan Proceeds and terminate any of its obligations to Borrower;

(c)                                  Declare the Note to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives;

(d)                                 In addition to any rights of setoff that Lender may have under applicable law, without notice of any kind to Borrower, appropriate and apply to the payment of the Note or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrower then or thereafter in the possession of Lender; and

(e)                                  Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Deed to Secure Debt and enforcement of all Loan Documents.

11.2                           Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances.  If Borrower shall fail to perform any of its covenants or agreements herein or in any of the other Loan Documents contained, Lender may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Lender in so doing, and any amounts expended by Lender pursuant to Section 11.1 hereof and any amounts advanced by Lender pursuant to this Agreement shall be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed.  Loan Proceeds advanced by Lender to complete any work at the Project or to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.

11.3                           Attorneys’ Fees.  Borrower shall pay Lender’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation and administration of this Agreement and shall pay Lender’s reasonable attorneys’ fees and costs in connection with the administration and enforcement of this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Project or the Loan Documents or if Lender employs one or more counsel to protect, collect, lease, sell, take possession of, or liquidate any portion of the Project, or to attempt to enforce or protect any security interest or lien or other right in any portion of the Project or under any of the Loan Documents, or to enforce any rights of Lender or obligations of Borrower or any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Lender in furtherance hereof, then in any such event, all of the attorneys’ fees arising from such services and actually incurred, and any expenses, costs and charges relating thereto and actually incurred, shall constitute an additional indebtedness owing by Borrower to Lender payable on demand and evidenced and secured by the Loan Documents.

11.4                           No Waiver.  No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity.  No notice to or demand on Borrower in any case, in itself, shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

11.5                           Default Rate.  During the continuance of any Event of Default under this Agreement or any of the other Loan Documents, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand.  The failure of Lender to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Lender.

ARTICLE 12

MISCELLANEOUS

12.1                           Time is of the Essence.  Borrower agrees that time is of the essence in all of its covenants under this Agreement.

12.2                           Concerning the Operator Loan Documents.

(a)                                  This Agreement, the Deed to Secure Debt and the other Loan Documents and the undertakings of Borrower hereunder and thereunder and the security interests, mortgage, assignments and other liens created hereby and thereby as security for the Operator Loan and the Operator Loan Documents shall be continuing and shall be binding upon Borrower, the Project and the other collateral described herein and therein, and shall remain in full force and effect, and shall not be discharged, impaired or affected by (i) the power or authority of Operator to issue or to execute, acknowledge or deliver the Operator Loan Documents; (ii) the existence or continuance of any obligation on the part of Operator on or with respect to the obligations under the Operator Loan Documents; (iii) the validity or invalidity of the obligations under the Operator Loan Documents; (iv) any defense, set-off or counterclaim whatsoever that Operator may or might have to the performance or observance of the obligations under the Operator Loan Documents or to the performance or observance of any of the terms, provisions, covenants and agreements contained in any of the Operator Loan Documents, including, without limitation, any defense based on any alleged failure of Lender to comply with the implied covenant of good faith and fair dealing, or any limitation or exculpation of liability on the part of Operator; (v) the existence or continuance of any Operator as a legal entity; (vi) the transfer by any Operator of all or any part of any property encumbered by the Operator Loan Documents; (vii) any sale, pledge, assignment, surrender, indulgence, alteration, substitution, exchange, extension, renewal, release, compromise, change in, modification or other disposition of any of the obligations under the Operator Loan Documents or of any of the Operator Loan Documents, all of which Lender is hereby expressly authorized to make from time to time without notice to Borrowers, or to anyone; (viii) the acceptance by Lender of the primary or secondary obligation of any party with respect to, or any security for, or any guarantors upon, all or any part of the obligations under the Operator Loan Documents; or (ix) any failure, neglect or omission on the part of Lender to realize or protect any of the obligations under the Operator Loan Documents or any collateral or appropriation of any moneys, credits or property of Operator toward the liquidation of the obligations under the Operator Loan Documents or by any application of any moneys received by Lender under the Operator Loan Documents.  The obligations of Borrowers under this Agreement, the Deed to Secure Debt and the other Loan Documents and the and the undertakings of Borrowers hereunder and thereunder and the security interests, mortgage, assignments and other liens on the Projects and other collateral created hereby and thereby as security for the Operator Loan and the Operator Loan Documents shall not be affected, discharged, impaired or varied by any act, omission or circumstance whatsoever, whether or not specifically enumerated above, except the due and punctual payment and performance of all of the obligations hereby and thereby secured and then, in each case, only to the extent thereof.

(b)                                 Lender shall have the right to enforce this Agreement, the Deed to Secure Debt and the other Loan Documents for and to the full extent of the amounts hereby and thereby secured for the Operator Loan and the Operator Loan Documents, whether or not other proceedings or steps are pending or have been taken or have been concluded to enforce or otherwise realize upon the obligations of Operator under the Operator Loan Documents.  The enforcement of this Agreement, the Deed to Secure Debt and the other Loan Documents against the Projects or other collateral for the collection of the obligations of Operator under the Operator Loan Documents hereby and thereby secured shall not in any way entitle Borrowers, either at law, or in equity or otherwise, to any right, title or interest in and to the Operator Loan Documents or any of the other obligations hereby or thereby secured, or in and to any security therefor, or to any right of recovery against Operator, in each case whether by way of indemnity, reimbursement, contribution, subrogation or otherwise.

(c)                                  Without limitation on the foregoing provisions of this Section, if and to the extent that Borrower is deemed to be a surety by reason of providing collateral for the Operator Loan as provided in this Agreement, Borrower waives any and all rights under the Illinois Sureties Act.  Also without limitation on the foregoing provisions of this Section, if and to the extent that Borrower is deemed to be a guarantor of the Operator Loan by reason of providing collateral for the Operator Loan as provided in this Agreement, Borrower also waives any and all rights under O.C.G.A. Section 10-7-24 et seq. (if such Sections were to be held by a court to be applicable to this Agreement or any of the other Loan Documents despite the choice of Illinois law in Section 12.13 of this Agreement and in other Loan Documents).

12.3                           Lender’s Determination of Facts; Lender Approvals and Consents.

(a)                                  Lender at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

(b)                                 Wherever in this Agreement or any of the other Loan Documents provision is made for the approval or consent of Lender or counsel to Lender, or that any matter is to be to the satisfaction of or as required by Lender or counsel to Lender, or that any matter is to be as estimated or determined by Lender, or the like, unless specifically stated to the contrary, such approval, consent, satisfaction, requirement, estimate or determination or the like shall be in the sole and absolute discretion of Lender or counsel to Lender, as the case may be.

(c)                                  Notwithstanding any other provision of this Agreement or the other Loan Documents, wherever in this Agreement or any of the other Loan Documents provision is made for the approval or consent of Lender with respect to a matter, if Lender elects to grant such approval or consent, it shall not be unreasonable for Lender to make such approval or consent subject to the condition that such matter must also be approved or consented to in writing by any one of more of Guarantors, any other guarantors of the Loan, and any parties other than Borrower that have provided collateral for the Loan.

12.4                           Prior Agreements; No Reliance; Modifications.  This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the subject matter of this Agreement, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written.  Borrower acknowledges that it is executing this Agreement without relying on any statements, representations or warranties, either oral or written, that are not expressly set forth herein.  This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

12.5                           Disclaimer by Lender.  Borrower is not or shall not be an agent of Lender for any purposes, and Lender is not a venture partner with Borrower in any manner whatsoever.  Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

12.6                           Loan Expenses; Indemnification.  Borrower shall pay all Loan Expenses promptly upon demand therefor by Lender.  To the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and save harmless, Lender and its directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether or not arising from a claim by a third party, and whether or not in litigation, arising out of this Agreement or in connection herewith, unless such suit, claim or damage is caused solely by any act, omission or willful malfeasance of Lender, its directors, officers, agents and authorized employees.  This indemnity is not intended to excuse Lender from performing hereunder.  This obligation on the part of Borrower shall survive the closing of the Loan, the repayment thereof and any cancellation of this Agreement.  Borrower shall pay, and hold Lender harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the financing contemplated hereby.  Lender hereby represents and warrants that it has not employed a broker or other finder in connection with the Loan.  Borrower hereby represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loan.

12.7                           Captions.  The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

12.8                           Inconsistent Terms and Partial Invalidity.  In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, Lender may elect which terms shall govern and prevail.  If any provision of this Agreement, or any section, paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

12.9                           Gender and Number.  Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders.  Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

12.10                     Notices.  All notices and other communications provided for in this Agreement (“Notices”) shall be in writing.  The “Notice Addresses” of the parties for purposes of this Agreement are as follows:

Borrower:	Glenvue H&R Property Holdings, LLC
Two Buckhead Plaza
3050 Peachtree Road NW
Suite 355
Atlanta, Georgia 30305
Attention: Boyd P. Gentry

With a copy to:	Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, Georgia 30339
Attention: Gregory P. Youra

Lender:	The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Amy K. Hallberg

With a copy to:	Seyfarth Shaw LLP
131 South Dearborn Street
Suite 2400
Chicago, Illinois 60603
Attention: Alvin L. Kruse

or such other address as a party may designate by notice duly given in accordance with this Section to the other parties.  A Notice to a party shall be effective when delivered to such party’s Notice Address by any means, including, without limitation, personal delivery by the party giving the Notice, delivery by United States regular, certified or registered mail, or delivery by a commercial courier or delivery service.  If the Notice Address of a party includes a facsimile number or electronic mail address, Notice given by facsimile or electronic mail shall be effective when delivered at such facsimile number or email address.  If delivery of a Notice is refused, it shall be deemed to have been delivered at the time of such refusal of delivery.  The party giving a Notice shall have the burden of establishing the fact and date of delivery or refusal of delivery of a Notice.

12.11                     Effect of Agreement.  The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by Lender to make a commitment to lend money to Borrower; this Agreement shall become effective only upon execution and delivery hereof by Lender to Borrower.

12.12                     Construction.  Each party to this Agreement and legal counsel to each party have participated in the drafting of this Agreement, and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement.

12.13                     Governing Law.  This Agreement has been negotiated, executed and delivered at Chicago, Illinois, and shall be construed and enforced in accordance with the laws of the State of Illinois.

12.14                     Litigation Provisions.

(a)                                  BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, AND OF ANY STATE OR FEDERAL COURT LOCATED OR HAVING JURISDICTION IN THE COUNTY IN WHICH THE PROJECT IS LOCATED, IN WHICH ANY LEGAL PROCEEDING MAY BE COMMENCED OR PENDING RELATING IN ANY MANNER TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS.

(b)                                  BORROWER AGREES THAT ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT AGAINST BORROWER IN ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OR ANY STATE OR FEDERAL COURT LOCATED OR HAVING JURISDICTION IN THE COUNTY IN WHICH THE PROJECT IS LOCATED.  BORROWER WAIVES ANY OBJECTION TO VENUE IN ANY SUCH COURT AND WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE FROM ANY SUCH COURT.

(c)                                  BORROWER AGREES THAT IT WILL NOT COMMENCE ANY LEGAL PROCEEDING AGAINST LENDER RELATING IN ANY MANNER TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OR IF A LEGAL PROCEEDING IS COMMENCED BY LENDER AGAINST BORROWER IN A COURT IN ANOTHER LOCATION, BY WAY OF A COUNTERCLAIM IN SUCH LEGAL PROCEEDING.

(d)                                  BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS.

12.15                     Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals thereof.

12.16                     Customer Identification-USA Patriot Act Notice; OFAC and Bank Secrecy Act.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act

(Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Act.  In addition, Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (ii) not use or permit the use of Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

[SIGNATURE PAGE(S) AND EXHIBIT(S),

IF ANY, FOLLOW THIS PAGE]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed the day and year first above written.

GLENVUE H&R PROPERTY HOLDINGS, LLC

By	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

THE PRIVATEBANK AND TRUST COMPANY

By	/s/ Amy K. Hallberg
Amy K. Hallberg, Managing Director

- AdCare Glenvue H&R Property Holdings, LLC Owner Loan Agreement -

- Signature Page -